HF Financial Corp. Reports Earnings of $0.28 per share in Third Fiscal Quarter

Continued Improvement in Asset Quality and Net Interest Income Highlight Quarter
Nine Month Earnings Total $0.73 per share
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, April 28, 2014 -- HF Financial Corp. (Nasdaq: HFFC) today reported earnings of $2.0 million, or $0.28 per diluted share, for the third quarter of fiscal 2014, compared to $2.2 million, or $0.31 per diluted share, for the second quarter of fiscal 2014. For the nine months ended March 31, 2014, earnings increased 13.4% to $5.1 million, or $0.73 per share, versus $4.5 million, or $0.64 per share for the comparable period one year earlier. Nonperforming assets as a percentage of total assets declined to 1.50% at March 31, 2014, from 1.71% one quarter earlier. In addition, the net interest margin increased 27 basis points to 2.89% and added $538,000 to pre-tax earnings in the third quarter relative to the second quarter of the current fiscal year.
“We are pleased to see margin expansion, asset quality improvement and loan growth while delivering shareholder value in the form of a 2% increase in tangible book value in the most recent quarter and paying a strong quarterly dividend. As we continue to review the efficiency of our product delivery system and reach further into our communities for new banking opportunities, we are building the core earnings capacity we need to create value for our shareholders. We are optimistic that we can continue to make meaningful progress on these important metrics in the coming years,” said Stephen Bianchi, President and Chief Executive Officer.
Fiscal Third Quarter Financial Highlights: (at or for the periods ended March 31, 2014, compared to December 31, 2013 and/or March 31, 2013.)

•
Earnings per diluted share for the third fiscal quarter of 2014 were $0.28 compared to $0.31 the previous quarter and $0.20 one year earlier. Relative to one year earlier, the increase in earnings reflects a stronger net interest margin. For the nine month period ended March 31, 2014, earnings increased to $0.73 per share compared to $0.64 per share one year earlier.

•
The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) was 2.95% for the third quarter of fiscal 2014 compared to 2.66% for the second quarter of the current fiscal year. A recovery of nonaccruing interest of approximately $490,000 partially led to a stronger margin in the current quarter. For the nine months ended March 31, 2014, the NIM, TE was 2.66% compared to 2.68% for the same period of the prior fiscal year.

•
Gross loans increased to $754.8 million at March 31, 2014, from $745.8 million at December 31, 2013. Year-over-year, gross loans increased 10.6% from $682.6 million, reflecting strong demand for loans from businesses in the regional market.

•	Deposit balances decreased to $952.4 million at March 31, 2014 from $964.2 million in the previous quarter, but have increased by 6.2% from $897.2 million a year ago.

•	Nonperforming assets declined to $18.8 million at March 31, 2014, or 1.50% of total assets from $21.4 million the previous quarter and from $23.6 million compared to the same quarter a year ago.

•
Mortgage banking revenue totaled $1.0 million ($344,000 in gain on sale of loans and $703,000 for net loan servicing income) for the third quarter ended March 31, 2014. The most recent quarter reflects a mortgage servicing rights valuation recovery of $374,000. For the nine months ended March 31, 2014, mortgage banking revenue totaled $3.9 million compared to $3.5 million for the first nine months of fiscal 2013.

•	Capital levels at March 31, 2014, continued to remain well above the regulatory “well-capitalized” minimum levels:

•	Total risk-based capital to risk-weighted assets was 15.27% versus 15.30% at December 31, 2013.

•	Tier 1 capital to risk-weighted assets was 14.05% versus 14.05% at December 31, 2013.

•	Tier 1 capital to total adjusted assets was 9.51% versus 9.42% at December 31, 2013.

•	The most recent dividend of $0.1125 per share represents the twenty-fourth consecutive quarter at this level and provides a 3.24% current yield at recent market prices.

•	Tangible book value per share was $13.41 per share at March 31, 2014 compared to $13.15 per share the previous quarter.
Balance Sheet and Asset Quality Review
HF Financial’s total asset base was flat relative to the second quarter of fiscal 2014. Total assets at March 31, 2014, increased to $1.26 billion from $1.25 billion at December 31, 2013, and from $1.20 billion a year ago. The loan portfolio reflects increases during the quarter in commercial business, multi-family, commercial real estate and agricultural business balances. Meanwhile, residential, construction and agricultural real estate lending were down relative to the previous period. Commercial real estate loans continue to represent the largest portion of the loan portfolio, which totaled 49.5% of the loan portfolio at March 31, 2014, followed by agricultural loans totaling 24.4% at the end of the third quarter of fiscal 2014.
Total deposits decreased to $952.4 million at March 31, 2014, versus $964.2 million at December 31, 2013, however deposit balances represented an increase from $897.2 million a year ago. "As our business relationships have increased, so has our level of non-certificate accounts,” noted Bianchi. Non-certificate accounts represented 74.3% of total deposits while certificates of deposit represented 25.7% of total deposits at March 31, 2014.
Borrowings increased during the third fiscal quarter of fiscal 2014 to $147.4 million compared to $138.3 million in the second quarter.
“We remain diligent in recovering the underlying value of our nonperforming loans. During the third quarter, a large nonperforming loan reached a necessary threshold of performance according to loan terms. Accordingly, we returned this loan to performing status, and booked interest into income in the third quarter that had been considered nonaccrual in prior periods,” stated Bianchi. "We continue to see improvement in credit quality while new lending opportunities are allowing us to put more assets to work earning higher yields relative to shorter term investment products."
Nonperforming assets ("NPAs"), which include $15.2 million of troubled debt restructurings that are in-compliance with their restructured terms and payments due, decreased to $18.8 million at March 31, 2014, from $21.4 million the preceding quarter. At March 31, 2014, NPAs represented 1.50% of total assets. Classified assets totaled $32.1 million at March 31, 2014, compared to $27.5 million at December 31, 2013, and $39.7 million a year ago. Troubled debt restructurings declined to $16.6 million at March 31, 2014, from $19.7 million at December 31, 2013, and $10.1 million at March 31, 2013.
The allowance for loan and lease losses at March 31, 2014, totaled $10.3 million and represented 1.37% of total loans. Primary factors impacting the $259,000 decrease in the balance from the prior quarter was the reduction in special valuation allowances related to impaired loans of $775,000, and net charge-offs for the third quarter of $519,000. The general allowance for loan and lease losses increased $516,000 compared to the second fiscal quarter, and has increased $1.7 million compared to the prior year third quarter. As the total of nonperforming loans declined, the relative reserve level has increased. Total allowance relative to total nonperforming loans was 55.76% at March 31, 2014, compared to 50.24% the previous quarter and 46.96% one year earlier.

Tangible common shareholders' equity increased to 7.55% of tangible assets at March 31, 2014, compared to 7.43% at December 31, 2013. The increase was due largely to a higher level of retained earnings and improvement in accumulated other comprehensive losses. Tangible book value per common share was $13.41 at March 31, 2014, up from $13.15 per share at the end of the previous quarter.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 14.05% at March 31, 2014, while the ratio of Tier 1 capital to total adjusted assets was 9.51%. These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the quarter ended March 31, 2014, HF Financial's earnings reflect an improved net interest margin. “In the third quarter, our net interest margin reflected some recovery of nonaccruing interest and our noninterest income was positively influenced by the reversal of all remaining mortgage servicing impairments. Notwithstanding these one-time adjustments, we expect to continue to benefit from the slightly higher interest rate environment as our short term securities portfolio re-prices to higher yields,” said Brent Olthoff, Chief Financial Officer and Treasurer.
Net interest income totaled $8.3 million for the third fiscal quarter of 2014 compared to $7.8 million for the second quarter and $7.1 million in the third quarter of fiscal 2013. The NIM, TE was 2.95% for the third quarter compared to 2.66% for the second quarter. For the nine month period ended March 31, 2014, net interest income increased 5.9% to $22.9 million compared to $21.6 million for the nine months ended March 31, 2013.
Provision for loan losses was $260,000 for the quarter ended March 31, 2014, compared to a benefit of $257,000 for the second quarter and to no provision or benefit one year earlier. The provision was largely related to reserves associated with the expanding loan portfolio and net charge-offs/recoveries during the respective quarters. Provisions for the nine month period ended March 31, 2014, were $279,000 compared to a benefit of $172,000 one year earlier.
Gain on the sale of loans continue to decline from previous periods as refinancing activity has declined due to a slight rise in mortgage rates. Mortgage activity produced $344,000 in gains during the third fiscal quarter compared to $621,000 the preceding quarter and $1.2 million a year ago. For the nine month period ended March 31, 2014, gains on sale totaled $1.8 million compared to $3.6 million for the comparable period one year earlier. Net loan servicing income totaled $703,000 for the third fiscal quarter compared to $809,000 in the second quarter of fiscal 2014. Fees on deposits totaled $1.5 million for the third quarter of fiscal 2014 versus $1.6 million the second quarter and $1.4 million the third quarter in fiscal 2013. Total noninterest income was $3.7 million for the third fiscal quarter of 2014 compared to $3.9 million in the second quarter, and $3.7 million a year ago.
Noninterest expense increased to $8.9 million in the third fiscal quarter from $8.8 million the previous quarter. The third quarter reflects slightly higher employee benefit expense and professional fees and reduced expense associated with foreclosed real estate.
These financial results are preliminary until the Form 10-Q is filed in May 2014.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the third fiscal quarter 2014. The dividend is payable May 16, 2014 to stockholders of record May 9, 2014.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 27 offices in 18 communities, throughout Eastern South Dakota and Minnesota. HF Financial Corp. recently added a loan production office in Fargo, North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2013, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2014	2013	2013	2014	2013
Interest, dividend and loan fee income:
Loans and leases receivable	$8,781	$8,657	$8,082	$25,740	$25,892
Investment securities and interest-earning deposits	1,716	1,486	1,561	4,099	3,826
	10,497	10,143	9,643	29,839	29,718
Interest expense:
Deposits	960	1,020	1,111	2,996	3,716
Advances from Federal Home Loan Bank and other borrowings	1,212	1,336	1,432	3,955	4,384
	2,172	2,356	2,543	6,951	8,100
Net interest income	8,325	7,787	7,100	22,888	21,618
Provision(benefit) for losses on loans and leases	260	(257)	—	279	(172)
Net interest income after provision for losses on loans and leases	8,065	8,044	7,100	22,609	21,790
Noninterest income:
Fees on deposits	1,472	1,587	1,361	4,727	4,921
Loan servicing income, net	703	809	406	2,132	(84)
Gain on sale of loans	344	621	1,151	1,759	3,584
Earnings on cash value of life insurance	201	207	200	613	611
Trust income	229	210	209	642	593
Commission and insurance income	404	308	177	1,035	496
Gain on sale of securities, net	233	85	146	591	1,968
Other	98	102	5	295	(1,256)
	3,684	3,929	3,655	11,794	10,833
Noninterest expense:
Compensation and employee benefits	5,298	5,237	5,258	16,025	14,973
Occupancy and equipment	1,058	1,040	1,096	3,140	3,167
FDIC insurance	220	234	195	661	606
Check and data processing expense	784	778	677	2,297	2,256
Professional fees	502	405	484	1,633	1,663
Marketing and community investment	315	306	106	935	778
Foreclosed real estate and other properties, net	50	121	16	306	325
Other	691	657	716	2,027	2,057
	8,918	8,778	8,548	27,024	25,825
Income before income taxes	2,831	3,195	2,207	7,379	6,798
Income tax expense	858	1,025	802	2,257	2,283
Net income	$1,973	$2,170	$1,405	$5,122	$4,515

Basic earnings per common share:	$0.28	$0.31	$0.20	$0.73	$0.64
Diluted earnings per common share:	$0.28	$0.31	$0.20	$0.73	$0.64
Basic weighted average shares:	7,055,440	7,055,312	7,054,902	7,055,256	7,053,880
Diluted weighted average shares:	7,057,953	7,057,233	7,056,986	7,057,896	7,056,367
Outstanding shares (end of period):	7,055,440	7,055,440	7,055,020	7,055,440	7,055,020
Number of full-service offices	27	27	28

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	March 31, 2014	June 30, 2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$26,548	$21,352
Investment securities available for sale	388,815	424,481
Investment securities held to maturity	19,150	—
Correspondent bank stock	7,439	8,936
Loans held for sale	3,204	9,169

Loans and leases receivable	754,819	695,771
Allowance for loan and lease losses	(10,346)	(10,743)
Loans and leases receivable, net	744,473	685,028

Accrued interest receivable	5,050	5,301
Office properties and equipment, net of accumulated depreciation	13,233	13,853
Foreclosed real estate and other properties	266	564
Cash value of life insurance	20,474	19,965
Servicing rights, net	11,458	10,987
Goodwill and intangible assets, net	4,857	4,938
Other assets	13,277	12,938
Total assets	$1,258,244	$1,217,512
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$952,363	$898,761
Advances from Federal Home Loan Bank and other borrowings	147,436	167,163
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	19,158	12,595
Accrued expenses and other liabilities	14,946	16,885
Total liabilities	1,158,740	1,120,241
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,895 and 9,138,475 shares issued at March 31, 2014 and June 30, 2013, respectively	91	91
Additional paid-in capital	46,176	46,096
Retained earnings, substantially restricted	89,008	86,266
Accumulated other comprehensive (loss), net of related deferred tax effect	(4,874)	(4,285)
Less cost of treasury stock, 2,083,455 shares at March 31, 2014 and June 30, 2013	(30,897)	(30,897)
Total stockholders' equity	99,504	97,271
Total liabilities and stockholders' equity	$1,258,244	$1,217,512

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended			Nine Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013	March 31, 2014	March 31, 2013
Balance, beginning	$10,605	$10,763	$10,780	$10,743	$10,566
Provision (benefit)	260	(257)	—	279	(172)
Charge-offs	(563)	(212)	(189)	(1,094)	(1,219)
Recoveries	44	311	73	418	1,489
Balance, ending	$10,346	$10,605	$10,664	$10,346	$10,664

Asset Quality	March 31, 2014	December 31, 2013	March 31, 2013
Nonaccruing loans and leases	$18,553	$21,110	$22,541
Accruing loans and leases delinquent more than 90 days	—	—	166
Foreclosed assets	266	320	901
Total nonperforming assets	$18,819	$21,430	$23,608

General allowance for loan and lease losses	$9,628	$9,112	$7,957
Specific impaired loan valuation allowance	718	1,493	2,707
Total allowance for loans and lease losses	$10,346	$10,605	$10,664

Ratio of nonperforming assets to total assets at end of period (1)	1.50%	1.71%	1.97%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.46%	2.83%	3.33%
Ratio of net charge-offs (recoveries) to average loans and leases for the year-to-date period (3)	0.12%	0.04%	(0.05)%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.37%	1.42%	1.56%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	55.76%	50.24%	46.96%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended March 31, 2014 and March 31, 2013 and the six months ended December 31, 2013 have been annualized.

Troubled Debt Restructuring Summary	March 31, 2014	December 31, 2013	March 31, 2013
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$47	$4	$287
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	15,200	18,481	8,728
Accruing troubled debt restructurings (4)	1,384	1,245	1,037
Total troubled debt restucturings	$16,631	$19,730	$10,052
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $258, $349, and $118, for the respective quarters.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	March 31, 2014	December 31, 2013	June 30, 2013
Common stockholder's equity before OCI (1) to consolidated assets	8.33%	8.26%	8.37%
OCI components to consolidated assets:
Net changes in unrealized (losses) gains on securities available for sale	(0.18)	(0.22)	(0.11)
Net unrealized losses on defined benefit plan	(0.16)	(0.16)	(0.16)
Net unrealized losses on derivatives and hedging activities	(0.05)	(0.06)	(0.08)
Goodwill and intangible assets, net to consolidated assets	(0.39)	(0.39)	(0.41)
Tangible common equity to tangible assets	7.55%	7.43%	7.61%

Tangible book value per common share (2)	$13.41	$13.15	$13.09

Tier I capital (to adjusted total assets) (3)	9.51%	9.42%	9.56%
Tier I capital (to risk-weighted assets) (3)	14.05	14.05	14.58
Total risk-based capital (to risk-weighted assets) (3)	15.27	15.30	15.83
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	March 31, 2014		June 30, 2013
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$44,617	5.9%	$46,738	6.7%
Construction	3,826	0.5	2,360	0.4
Commercial:
Commercial business (1)	69,585	9.2	75,555	10.9
Equipment finance leases	918	0.1	1,633	0.2
Commercial real estate:
Commercial real estate	272,390	36.1	239,057	34.4
Multi-family real estate	77,112	10.2	49,217	7.1
Construction	23,833	3.2	12,879	1.8
Agricultural:
Agricultural real estate	77,264	10.2	77,334	11.1
Agricultural business	107,243	14.2	100,398	14.4
Consumer:
Consumer direct	18,006	2.4	21,219	3.1
Consumer home equity	57,253	7.6	66,381	9.5
Consumer overdraft & reserve	2,771	0.4	2,995	0.4
Consumer indirect	1	—	5	—
Total (2)	$754,819	100.0%	$695,771	100.0%
_________________________________________________
(1) Includes $1,774 and $2,024 tax exempt leases at March 31, 2014 and June 30, 2013, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	March 31, 2014		June 30, 2013
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$162,595	17.1%	156,896	17.5%
Interest-bearing checking accounts	154,459	16.2	151,359	16.8
Money market accounts	234,438	24.6	212,817	23.7
Savings accounts	156,589	16.4	115,573	12.9
In-market certificates of deposit	226,363	23.8	239,521	26.6
Out-of-market certificates of deposit	17,919	1.9	22,595	2.5
Total deposits	$952,363	100.0%	$898,761	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	March 31, 2014		December 31, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$739,044	4.82%	$761,491	4.51%
Investment securities(2)(3)	427,973	1.63	419,335	1.41
Total interest-earning assets	1,167,017	3.65%	1,180,826	3.41%
Noninterest-earning assets	74,254		74,250
Total assets	$1,241,271		$1,255,076
Interest-bearing liabilities:
Deposits:
Checking and money market	$378,006	0.25%	$363,665	0.26%
Savings	166,425	0.25	153,448	0.25
Certificates of deposit	251,795	1.00	269,476	1.01
Total interest-bearing deposits	796,226	0.49	786,589	0.51
FHLB advances and other borrowings	128,575	2.86	155,341	2.51
Subordinated debentures payable to trusts	24,837	4.98	24,837	5.64
Total interest-bearing liabilities	949,638	0.93%	966,767	0.97%
Noninterest-bearing deposits	158,368		164,215
Other liabilities	34,549		27,350
Total liabilities	1,142,555		1,158,332
Equity	98,716		96,744
Total liabilities and equity	$1,241,271		$1,255,076
Net interest spread(4)		2.72%		2.44%
Net interest margin(4)(5)		2.89%		2.62%
Net interest margin, TE(6)		2.95%		2.66%
Return on average assets(7)		0.64%		0.69%
Return on average equity(8)		8.11%		8.90%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended March 31, 2014 and December 31, 2013 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Nine Months Ended
	March 31, 2014		March 31, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$742,320	4.62%	$696,667	4.95%
Investment securities(2)(3)	427,220	1.28	394,111	1.29
Total interest-earning assets	1,169,540	3.40%	1,090,778	3.63%
Noninterest-earning assets	73,184		81,219
Total assets	$1,242,724		$1,171,997
Interest-bearing liabilities:
Deposits:
Checking and money market	$362,809	0.26%	$357,910	0.33%
Savings	143,448	0.24	113,678	0.25
Certificates of deposit	264,470	1.02	273,610	1.27
Total interest-bearing deposits	770,727	0.52	745,198	0.66
FHLB advances and other borrowings	157,187	2.49	137,177	3.04
Subordinated debentures payable to trusts	24,837	5.42	27,837	6.01
Total interest-bearing liabilities	952,751	0.97%	910,212	1.19%
Noninterest-bearing deposits	162,141		131,603
Other liabilities	30,642		31,677
Total liabilities	1,145,534		1,073,492
Equity	97,190		98,505
Total liabilities and equity	$1,242,724		$1,171,997
Net interest spread(4)		2.43%		2.44%
Net interest margin(4)(5)		2.61%		2.64%
Net interest margin, TE(6)		2.66%		2.68%
Return on average assets(7)		0.55%		0.51%
Return on average equity(8)		7.02%		6.11%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the nine months ended March 31, 2014 and March 31, 2013 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

March 31, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$149	$—	$126	$275	$44,342	$—	$125	$125
Construction	—	—	—	—	3,826	—	—	—
Commercial:
Commercial business	192	336	180	708	68,877	—	3,932	3,932
Equipment finance leases	—	—	—	—	918	—	—	—
Commercial real estate:
Commercial real estate	110	199	9	318	272,072	—	1,214	1,214
Multi-family real estate	—	—	27	27	77,085	—	27	27
Construction	—	—	—	—	23,833	—	—	—
Agricultural:
Agricultural real estate	—	—	181	181	77,083	—	8,172	8,172
Agricultural business	—	547	—	547	106,696	—	4,063	4,063
Consumer:
Consumer direct	17	3	3	23	17,983	—	21	21
Consumer home equity	222	44	421	687	56,566	—	999	999
Consumer OD & reserve	5	—	—	5	2,766	—	—	—
Consumer indirect	—	—	—	—	1	—	—	—
Total	$695	$1,129	$947	$2,771	$752,048	$—	$18,553	$18,553

December 31, 2013	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$—	$162	$162	$46,901	$—	$162	$162
Construction	—	—	—	—	3,255	—	—	—
Commercial:
Commercial business	254	—	51	305	65,497	—	3,919	3,919
Equipment finance leases	—	—	—	—	1,061	—	—	—
Commercial real estate:
Commercial real estate	102	199	55	356	261,213	—	1,051	1,051
Multi-family real estate	—	—	27	27	63,605	—	27	27
Construction	—	—	—	—	32,731	—	—	—
Agricultural:
Agricultural real estate	217	—	—	217	82,104	—	11,208	11,208
Agricultural business	6	—	—	6	105,574	—	3,634	3,634
Consumer:
Consumer direct	42	1	5	48	19,353	—	5	5
Consumer home equity	116	27	495	638	59,428	—	1,104	1,104
Consumer OD & reserve	4	—	—	4	3,308	—	—	—
Consumer indirect	—	—	—	—	2	—	—	—
Total	$741	$227	$795	$1,763	$744,032	$—	$21,110	$21,110
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2014	2013	2013	2014	2013
Net interest income	$8,325	$7,787	$7,100	$22,888	$21,618
Taxable equivalent adjustment	176	142	118	486	312
Adjusted net interest income	8,501	7,929	7,218	23,374	21,930
Average interest-earning assets	1,167,017	1,180,826	1,110,576	1,169,540	1,090,778
Net interest margin, TE	2.95%	2.66%	2.64%	2.66%	2.68%